Exhibit 10.24

Feasibility and Development Agreement

by and between

Biotronik SE & Co. KG	(Biotronik)

Woermannkehre 1, 12359 Berlin, Germany

and

Acutus Medical, Inc.	(Acutus)

2210 Faraday Ave Suite 100, Carlsbad 92008, California, U.S.A.

(Biotronik and Acutus together the Parties and each a Party)

Table of Contents

1.	Definitions and Interpretation			4

2.	Feasibility and Development Work			5
	2.1.	Phases 1 and 2 of the Development Work		5
	2.2.	Collection of Input from the Parties		6
	2.3.	Lastenheft		7
	2.4.	Statement of Work		7
	2.5.	Obligation For Biotronik to Make Know-How Available on the Shared Drive		7

3.	Additional Terms Governing Performance of Feasibility and Development Activities
				8
	3.1.	Budgets and Timing		8
	3.2.	Standard of Performance		8
	3.3.	Personnel		8
	3.4.	Success Not Guaranteed		9
	3.5.	Ancillary Agreement Terms		9
	3.6.	Changes to the Development Program		9
	3.7.	Records; Inspection		10

4.	Collaboration, Governance			11
	4.1.	Project Leads and Alignment between the Parties		11
	4.2.	Joint Steering Committee		12
		4.2.1.	Composition and Meetings	12
		4.2.2.	Responsibilities	13
		4.2.3.	Subcommittees	13
		4.2.4.	Administration of Committees	14
		4.2.5.	Decision Making	15
	4.3.	General Authority; Conduct of Parties		15

5.	Quality, Regulatory and Compliance			15
	5.1.	Manufacturer of Record		15
	5.2.	Regulatory Approvals, Marketing Authorization Approvals		16

6.	Funding			16
	6.1.	Development Program Funding		16
	6.2.	Payment by Acutus		17

7.	Liability			19

8.	Representations and Warranties			19
	8.1.	Biotronik’s Representations and Warranties		19
	8.2.	Acutus’ Representations and Warranties		20
	8.3.	No other Representations or Warranties		20

9.	Intellectual Property			20
	9.1.	Ownership		20
	9.2.	Development Licenses		21
	9.3.	Collaboration Patent Licenses		22
	9.4.	License to Acutus Based Upon Shared Drive		23
	9.5.	Infringements		23

10.	Force Majeure			23

11.	Confidentiality			24
	11.1.	Handling of the Confidential Information		24
	11.2.	Exceptions		25

12.	Data Protection			26

13.	Term and Termination of this Agreement			27
	13.1.	Term		27
	13.2.	Termination for Convenience; Acutus Elections to Not Proceed		27
	13.3.	Termination for Cause		27
	13.4.	Effects of Termination		28
		13.4.1.	Access to Documentation on Shared Drive	28
		13.4.2.	No additional payments	28
		13.4.3.	Surviving Obligations	28

14.	Miscellaneous			29
	14.1.	No Set-Off		29
	14.2.	Entire Agreement and Annexes		29
	14.3.	Written Notices		29
	14.4.	Severability		30
	14.5.	Amendments		30
	14.6.	No Waiver		30
	14.7.	Assignment		30
	14.8.	Applicable Law and Jurisdiction		31

Annex 1(a) – Definitions

Annex 2.3 – Lastenheft

Annex 2.4 – Statement of Work

Annex 2.5(a) – Information to be Maintained on Shared Drive

Annex 3.5 – NON-BINDING Preliminary Terms and Conditions for an Ancillary Agreement

Annex 3.7(c) – Sample written report/invoice

Annex 4.2(b) – Project Lead

Annex 6.1 – Cost Center for SOW Calculation

Annex 8.1 – Qubic Connect System

Preamble

A.

Acutus has developed, manufactures and distributes, inter alia, a portfolio of electrophysiology products for cardiac mapping and radiofrequency ablation therapy, including pursuant to the License and Distribution Agreement (as defined below) between the Parties. Acutus also distributes certain related products of Biotronik under the Bio Products Distribution Agreement (as defined below) between the Parties.

B.

Biotronik has developed and manufactures, inter alia, a portfolio of electrophysiology products for cardiac mapping and radiofrequency ablation therapy and, in addition to distribution of its own products, is distributing cardiac mapping products of Acutus pursuant to the ACM Products Distribution Agreement (as defined below). Furthermore, Biotronik has developed and is operating the Home Monitoring® System which is remote monitoring technology and service available for Biotronik’s implantable cardiac devices.

C.

Biotronik and Acutus are entering into the present Agreement (as defined below) in order to evaluate and, to the extent mutually agreed, pursue development of hardware, software and IT infrastructure to implement the Qubic Connect System (as defined below). The Parties expect that work under this Agreement will consist of a Phase 1a, a Phase 1b and, to the extent mutually desired by the Parties, a Phase 2, all as defined and more particularly set forth below.

D.

As a condition to completing the evaluation and development under this Agreement, and as a condition of availability of data to, and use of data by, both Parties, the Parties would enter into one or more additional services and/or data sharing agreements (“Ancillary Agreement(s)”) promptly after the Effective Date that set forth, among other things, (i) the terms under which Biotronik would provide the Remote Screen Share Service, Remote Update Service, and Data Delivery Service (each as defined below) to Acutus and its designees and (ii) the rights and obligations of each Party with regard to data and Personal Data (as defined below).

Now, therefore, the Parties agree as follows:

1.	Definitions and Interpretation

(a)	The capitalized terms set out in Annex 1(a) have the meanings set forth in that Annex, whether used in the singular or plural form.

(b)	The words “includes”, “including”, “in particular”, “such as” and “inter alia” and the examples given in the Agreement are to be construed without limitation.

(c)	Obligations on a Party to provide information or notification to the other Party will be construed to mean “without undue delay”, unless agreed otherwise.

(d)	References to a person include an individual, a body corporate, an unincorporated association of persons, government, state, state agency, corporation, association or partnership.

(e)	References to “days” mean calendar days unless specified to be Business Days.

(f)	References to a Party in this Agreement include references to the successors or permitted assigns of that Party.

(g)	A document is a reference to that document as modified or replaced from time to time.

(h)

Any reference to an enactment (which includes any legislation in any relevant jurisdictions) includes references to (i) that enactment as re-enacted, amended, extended or applied by or under any other enactment (before, on or after the Effective Date); (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation made (before, on or after the Effective Date) under that enactment, as re-enacted, amended, extended or applied as described; (iv) any enactment, statute, legislation or law in any relevant jurisdictions.

(i)

The Parties acknowledge that this Agreement has been individually negotiated, and each had the opportunity to consult with independent counsel of their own choice. They have entered into this Agreement based on their own judgment and not on any promises or representations other than those contained in the Agreement. This Agreement will be construed as a whole, according to its fair meaning, and not in favor of or against any Party.

2.	Feasibility and Development Work

2.1.	Phases 1 and 2 of the Development Work

(a)

Each Party shall use Commercially Reasonable Efforts to perform and complete its responsibilities for Phase 1a of the Development Program in accordance with this Agreement, the Statement of Work and the Lastenheft commencing upon the Effective Date.

(b)

Starting no later than thirty (30) days after Biotronik and Acutus have agreed in writing upon the Statement of Work for those portions of the Qubic Connect System to be completed under Phase 1a of the Development Program, Biotronik and Acutus will discuss and attempt to agree upon whether or not Phase 1b and Phase 2 of the Development Program will be performed under this Agreement. Acutus will decide whether or not Acutus desires to proceed with each of Phases 1b and 2 of the Development Program no later than deadline for such decision (the “Phase Option Deadline”), which are defined as follows: The Phase Option Deadline for Phase 1b is June 30, 2021, and the Phase Option Deadline for Phase 2 is December 31, 2021. Acutus will be deemed to have elected to participate only in Phase 1a of the Development Program except to the extent Acutus notifies

Biotronik in a signed writing no later than the respective Phase Option Deadline that Acutus desires to participate in and proceed with Phase 1b and/or Phase 2 of the Development Program (each, a “Phase Exercise Notice”).

(c)

To the extent Acutus has provided a Phase Exercise Notice to Biotronik prior to the respective Phase Option Deadline, then each Party will also use Commercially Reasonable Efforts to perform and complete its responsibilities in accordance with this Agreement, the SOW and the Lastenheft for the Phase of the Development Program for which Acutus provided such notice. Except to the extent Acutus has provided a Phase Exercise Notice for Phase 1b and/or Phase 2, Acutus shall, notwithstanding anything to the contrary, have no obligations with regard to Phases 1b or 2 of the Development Program, whether for funding or otherwise, beyond the discussions contemplated in Section 2.1(b). If Acutus does not provide the Phase Exercise Notice to Biotronik for Phase 2, however, Biotronik may nonetheless complete Phase 1a, if not completed at the respective Phase Option Deadline, and perform Phase 2 of the Development Program at its own cost and expense to the extent Biotronik is able to do so independently of and without assistance, intellectual property or resources of Acutus; provided that Biotronik shall not make a remote screen share solution or a data delivery service available for any Acutus product, which would require a technical change of (e.g., an additional software installation on) such Acutus product, except to the extent mutually agreed by the Parties in a subsequent Ancillary Agreement signed by both Parties.

2.2.	Collection of Input from the Parties

Biotronik will use Commercially Reasonable Efforts to analyze, and enable Acutus to analyze, the feasibility of the Qubic Connect System; the Data Delivery Service; if the Parties proceed with Phase 1b, the Remote Update Service; and if the Parties proceed with Phase 2, the Remote Screen Share Service; including to enable Acutus to understand the work required by Acutus to enable the Qubic Connect System in Acutus’ products. Each Party understands that its unwillingness to provide input as reasonably requested from time to time by the other, which is necessary for such other Party to complete the feasibility analysis; understand and perform the work required to enable the Qubic Connect System; and otherwise perform its responsibilities under the Statement of Work; may cause delay or limit performance by the other Party. Among the objectives of the Development Program, the Parties wish to analyze the feasibility of enabling communication with EP devices of the Parties that have been placed at customer locations without the need to use and connect to the IT systems of the customer (e.g. hospitals) at which the EP devices are used, but including the possibility to use the customer’s (e.g. the hospital’s) LAN or WiFi. Except for the Know-How that Biotronik is required to place on the Shared Drive as contemplated in Section 2.5; and except for Deliverables that each Party is expressly required in the Statement of Work to deliver to the other Party, however, each Party has discretion to determine the extent to which it is willing to disclose additional confidential or proprietary information for purposes of enabling the Development Program.

2.3.	Lastenheft

A Lastenheft, the initial version of which is attached to the Agreement at the Effective Date as Annex 2.3, contains a Qubic Connect System overview, actors, main functions, anticipated data flows, intended uses of the Qubic Connect Device, user stories, requirements, and cybersecurity. Subject to the terms and conditions of this Agreement, the Lastenheft will be updated solely as mutually agreed by the Parties under Sections 3 and 4 of this Agreement, but Biotronik shall not be required to reflect such mutual agreement of the Parties in Biotronik’s engineering document systems (i.e., Biotronik’s official engineering documents will not display Acutus’ signature), so that Acutus is not included in Biotronik’s guided design process. While the Lastenheft describes anticipated uses by the Parties of data and Personal Data collected by Biotronik through the Qubic Connect System, such descriptions are not intended to be comprehensive or definitive. Rather, the Parties acknowledge and agree that the rights of each Party with regard to such data and Personal Data will be solely as set forth in an Ancillary Agreement(s), if any, entered into by the Parties after the Effective Date.

2.4.	Statement of Work

A written Statement of Work (“SOW”), the initial version of which is attached to the Agreement as Annex 2.4 as of the Effective Date, shall define the responsibilities of each Party in performing the feasibility study, evaluation and development work under this Agreement, broken down into each of Phases 1a, 1b and 2 (all activities contemplated in the SOW, collectively the “Development Program”). In particular, the SOW, together with the Lastenheft, will define the milestones and deliverables that each Party is expected to perform and provide to the other under the Development Program (collectively, the “Deliverables”), as well as projected timing and budgets for completion of the Deliverables and each portion of the Development Program (including projected timing for the Parties to enter into the Ancillary Agreements). Subject to the SOW and other terms of this Agreement, Acutus shall use Commercially Reasonable Efforts to perform or separately fund the development work required to modify or update the ACM Products to enable the mutually agreed portions of the Qubic Connect System in the ACM Products as contemplated in the Statement of Work. For clarity, such activities by Acutus shall be deemed to be part of the Development Program for purposes of the licenses to Acutus under Section 9.2(b). It is understood that an objective of the Development Program is to enable Acutus to assess the cost and resources required to perform the related work.

2.5.	Obligation For Biotronik to Make Know-How Available on the Shared Drive.

(a)	Biotronik shall deposit and maintain on the Shared Drive, commencing no later than the Effective Date, the documentation and information concerning the Qubic

Connect Device that is described in Annex 2.5(a). No less frequently than at the end of each calendar month, Biotronik shall update all such documentation and information on the Shared Drive to ensure that it is the latest form in which such documentation and information exists. Biotronik shall cause the Shared Drive and such information to be reasonably accessible to Acutus. The Shared Drive will use a version control system reasonably acceptable to Acutus to ensure that Acutus has access to all versions of such information and materials. The Parties agree that the intent is that Acutus will be able to leverage the Qubic Connect Device design and development for its own systems and services that it may create or develop (whether or not independent of Biotronik).

(b)

Biotronik shall cause Annex 2.5(b) to, at all times commencing on the Effective Date, include a bill of materials, including name of vendors, for all hardware and software (including firmware) that has been used for the prototype of the Qubic Connect Device; identifies (by part number and vendor) all such hardware and software components that are available “off the shelf”, and identifies the extent to which any such hardware or software components have been or are being customized in order to complete Phases 1 and 2 of the Development Program.

3.	Additional Terms Governing Performance of Feasibility and Development Activities

3.1.	Budgets and Timing.

During the term and subject to the other terms and conditions of this Agreement, but without limiting its other obligations under this Agreement, each Party shall use Commercially Reasonable Efforts to perform and complete its responsibilities under the Development Program in accordance with the Statement of Work and the Lastenheft within the budgets and timeframes set forth in the Statement of Work.

3.2.	Standard of Performance.

All work by Biotronik shall be conducted in a good, scientific manner in compliance with all applicable laws in Germany, and all work by Acutus shall be conducted in a good, scientific manner in compliance with all applicable laws in the United States.    All work shall be conducted using personnel with reasonable skills and experience. Subject to the terms and conditions of this Agreement, each Party will reasonably cooperate with the efforts of the other Party in performing the Development Program.

3.3.	Personnel.

Biotronik agrees to allocate those FTEs as reasonably necessary to progress and complete the Development Program on the timeframes as set forth in the Statement of Work, but no less than the number of FTEs specified in the Statement of Work on a task-by-task basis (subject to any changes necessary to maintain schedule and account for unexpected delays and/or setbacks).

3.4.	Success Not Guaranteed.

Without limiting either Party’s representations, warranties or obligations under this Agreement, the Parties acknowledge and agree that the success of the Development Program cannot be guaranteed. Therefore, neither Party will be considered being in breach of this Agreement solely as a result of a failure to meet a specific time frame for completion of the Development Program so long as it has complied with its obligations under this Agreement, including to use Commercially Reasonable Efforts and appropriate staffing and resources.

3.5.	Ancillary Agreement Terms.

The Parties have discussed some of terms and conditions for the Ancillary Agreement(s) which are attached to this Agreement as Annex 3.5, which are subject to agreement by the Parties and completion of the Development Program. For clarity, however, Biotronik will make the Data Delivery Service available to Acutus, subject to the successful completion of those portions of the Development Program that are necessary for such functionality, and subject to the terms and conditions to be agreed in the Ancillary Agreement(s), whether or not Acutus elects to proceed with Phase 1b and/or 2 of the Development Program. Without limiting the terms or conditions of any Ancillary Agreement that has in fact been entered into between the Parties, nothing in this Agreement shall be construed to obligate either Party to enter into, or to have any liability for failure to enter into, any Ancillary Agreement.

3.6.	Changes to the Development Program

(a)

The Statement of Work and the Lastenheft shall be modified solely as mutually agreed by the Parties in writing in accordance with Sections 3 and 4 of this Agreement, provided that Biotronik shall not be required to reflect such agreement between the Parties in Biotronik’s engineering document systems (i.e., Biotronik’s official engineering documents will not display Acutus’ signature), so that Acutus is not included in Biotronik’s guided design process. Biotronik shall use Commercially Reasonable efforts to accommodate Acutus’ requests for functions, features and changes and to avoid and minimize impact on timelines and budgets. For clarity, except as may otherwise be provided in this Agreement (including the SOW and the Lastenheft) or an Ancillary Agreement and without granting any rights, licenses or authorizations, Biotronik retains sole control of all aspects of the Bio Products; and Acutus retains sole control of all aspects of the ACM Products.

(b)

Subject to the foregoing, each Party shall reasonably notify the Project Lead of the other in writing and consult with the other if it desires any changes to the Lastenheft or Statement of Work (the “Requesting Party”).    The Requesting Party will describe in such notice the changes being requested. To the extent desired by either Party, the Parties will discuss the impact of requested changes on timelines and budgets, and other aspects of the Qubic Connect Device or Development Program, and Biotronik shall provide to Acutus’s Project Lead a proposed updated Statement of Work and Lastenheft reflecting the requested changes. The Party receiving the request for change shall review and consider change requests in good faith and without undue delay, including Biotronik providing to Acutus’s Project Lead such proposed updated Statement of Work and Lastenheft reflecting the requested changes. If the Requesting Party does not receive any objections from the other to the change within (10) Business Days after Biotronik has provided such proposed amended documents to Acutus’ Project Lead, then the changes will be considered approved by such other Party. To the extent such other Party has provided within such (10) Business Days objections, or any indication that it may not agree to the requested changes, the changes will not be made unless and until the Parties have agreed upon a mutually acceptable path forward. In the absence of such an agreement, the Development Program shall continue to proceed in the manner defined by the Lastenheft and Statement of Work in the absence of the requested changes, subject to the rights of each Party to terminate this Agreement, the Development Program, and the Ancillary Agreements.

3.7.	Records; Inspection

(a)

Biotronik shall keep true, accurate and complete records of all work done and results achieved in assessing the feasibility, performing development and otherwise in furtherance of the Qubic Connect System, including records sufficient to establish and document the amounts payable by Acutus to Biotronik, the sufficiency and accuracy of information deposited on the Shared Drive, and compliance by Biotronik with its other obligations under this Agreement.    Such records shall document in reasonable detail the FTE hours incurred by Biotronik in performing the Development Program; all other costs and expenses for which Biotronik submits an invoice to Acutus, including a reasonable description of the applicable task; and reasonable substantiation of the cost or expense (e.g., receipts for all out of pocket costs and expenses to be reimbursed). For clarity, Biotronik is not required by this Section 3.7(a) to create records for activities occurring prior to the Effective Date beyond those records created in the ordinary course of performing the applicable work, but is required by this Section 3.7 to maintain all documentation and records that were in fact created.

(b)

All such books and records shall be kept reasonably accessible for at least five (5) years following the end of the Calendar Year to which they pertain and shall be made available for inspection throughout such five (5) year period by an independent Third Party auditor selected by Acutus for such purposes. Such inspections may be made no more than once each Calendar Year, provided that if a non-compliance is identified by an audit in the amounts invoiced to Acutus or with another obligation, then an additional audit for the applicable Calendar Year may be conducted. Each audit shall be during the normal business hours of Biotronik upon ten (10) days advance notice. The auditing Party shall bear the costs and expenses of inspections conducted under this Section 3.7(b), unless a variation or error in the amounts invoiced to Acutus is established by any such inspection, whereupon all reasonable out-of-pocket costs paid to Third Parties relating to the inspection shall be paid by Biotronik.

(c)

Biotronik shall create written reports in the format set forth in Annex 3.7(c) of the quarterly overall working hours of all Project Personnel, and of all out of pocket and other costs and expenses for which Biotronik will submit an invoice to Acutus, subdivided for hardware development, software development, and project administration to allow better cost control, and shall provide Acutus with such written reports within thirty (30) days after the end of each Calendar Quarter showing in reasonable detail all amounts for which Acutus is receiving an invoice and how all such amounts apply to the budgets and activities set forth in the Statement of Work.

(d)

Both Parties shall be independently responsible for development and keeping of records for their EP devices which are changed or adapted under this Development Program to allow connectivity via the Qubic Connect Device, inter alia to allow compliance with regulatory and quality requirements and to allow the Parties to obtain Marketing Authorization Approvals for their respective EP devices for which they are the respective Manufacturer of Record.

4.	Collaboration, Governance

4.1.	Project Leads and Alignment between the Parties

(a)

Within thirty (30) days following the Effective Date each Party will determine a single person having a general understanding of development and commercialization issues to act as its project leader for the Development Program under this Agreement (each, a “Project Lead”). Subject to compliance with its obligations under this Agreement, each Party may replace its Project Lead at any time by reasonable advance written notice to the other Party of not less than thirty (30) days. The Project Leads shall be primary point of contact between the Parties for the day-to-day operations of the Development Program and shall consult and attempt to enable alignment between the Parties regularly, which shall inter alia include the following responsibilities:

(i)	facilitating the flow of information and otherwise promoting communication, coordination, and collaboration between the Parties;

(ii)	coordinating the various functional representatives of each Party, as appropriate, in developing and executing strategies and plans for the specific development task;

(iii)	providing a single point of communication for seeking consensus both internally within the respective Party’s organization and between the Parties regarding key strategy and planning issues;

(iv)	assisting the integration of teams across functional areas;

(v)	assisting any Subcommittee (as defined hereinafter) in identifying and raising cross-Party and/or cross-functional disputes in a timely manner; and

(vi)	performing such other functions as directed by the JSC (as defined hereinafter).

(b)

The Parties’ Project Leads shall meet virtually, or when necessary in person, whenever needed but at least monthly, to review the progress of the Development Program and attempt to align on open issues and next tasks of the Parties. This alignment effort includes inter alia the Development Program status, costs and time schedule.

(c)

These monthly meetings shall be covered by meeting minutes which will be deemed approved by both Project Leads unless a Project Lead objects to the accuracy of such minutes within ten (10) Business Days of receipt. The meeting minutes shall be made available via shared drive for both Parties. Any changes to the Statement of Work or Lastenheft, to the extent expressly approved and defined in the meeting minutes (including by attaching the mutually agreed version of the revised documents) will be binding on both Parties; it being acknowledged that under no circumstances shall the meeting minutes be construed to amend or modify the terms of this Agreement or to impose any other obligations on either Party beyond such express, unambiguous amendments of the Statement of Work and Lastenheft. While approved meeting minutes will otherwise be considered as being confirmed by each Party as an accurate summary of meetings, the minutes will not be contractually binding upon either Party except for such clear written amendments to the Statement of Work and Lastenheft.

4.2.	Joint Steering Committee

4.2.1.	Composition and Meetings.

(a)

The Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”) or use an existing steering committee already established between the Parties that will monitor and oversee the Parties’ activities under this Agreement, and facilitate communications between the Parties with respect to such activities which go beyond the questions and alignment addressed and solved by the respective Project Leads of the Parties.

(b)

Acutus and Biotronik shall have the right to appoint three (3) representatives to the JSC, each of whom shall have sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities and one (1) of which shall be the Party’s Project Lead. The initial representatives each of Acutus and Biotronik to the JSC are listed in Annex 4.2(b) as of the Effective Date. The JSC may change its size from time to time by mutual consent of its members; provided, however, that the JSC shall at all times consist of an equal number of representatives from Biotronik and Acutus. The JSC may invite non-members (including consultants and advisors of a Party who are under an obligation of confidentiality consistent with this Agreement) to participate in the discussions and meetings of the JSC.

4.2.2.	Responsibilities

In addition to its overall responsibility for monitoring and providing a forum to discuss the Parties’ activities under this Agreement, the JSC shall in particular:

(a)	discuss, facilitate, and coordinate the exchange of information between the Parties;

(b)	align on the development of the of the Qubic Connect Device and other portions of the Qubic Connect System pursuant to Statement of Work and the terms of this Agreement;

(c)

discuss and review the proposal on how to develop and establish a common legal process to allow and manage worldwide connection connectivity and transfer of information within the Qubic Connect System, including discussing and reviewing data from feasibility trials of connectivity between the EP devices of the Parties;

(d)

resolution of matters presented to it and disputes raised to it by any Subcommittee or the Project Leads that is within the scope of responsibilities delegated to the respective Subcommittee or the Project Leads by the JSC under this Agreement and subject to the decision-making processes set forth in Section 4.2.5;

(e)

performing such other functions as appropriate and directing each Subcommittee to perform such other functions as appropriate, to further the purposes of this Agreement, in each case as mutually agreed in writing by the Parties.

4.2.3.	Subcommittees

The JSC may establish and disband such subcommittees as deemed necessary by the JSC to perform activities and functions delegated to the JSC hereunder (each a “Subcommittee”). Each such Subcommittee shall consist of the same number of representatives designated by each Party, which number shall be mutually agreed by the Parties. Each Party shall be free to change its Subcommittee representatives or to send a substitute representative to any Subcommittee meeting; provided, however, that each Party shall ensure that at all times during the existence of any Subcommittee, its representatives on any such Subcommittee have the appropriate expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the applicable Subcommittee’s responsibilities.

4.2.4.	Administration of Committees

(a)

The JSC (and any Subcommittee, as applicable) shall have one (1) chairperson, with Biotronik and Acutus alternating the right to appoint such chairperson to the JSC or such Subcommittee, as applicable, on an annual basis, and with Acutus having the initial right to such chairperson appointment.

(b)

The chairpersons shall not have any greater authority than any other representative on the JSC or such Subcommittee, as applicable. Each chairperson shall have the right to call a meeting of the JSC or respective Subcommittee, as applicable, and such chairperson shall have the following responsibilities: (A) preparing and issuing minutes of each such meeting within thirty (30) days thereafter; (B) ensuring that any decision-making delegated to the JSC or such Subcommittee, as applicable, is carried out in accordance with Section 4.2.5; and (C) preparing and circulating an agenda for any upcoming meeting of the JSC or respective Subcommittee, as applicable.

(c)

The Parties shall have their first meeting of the JSC within thirty (30) days after the Effective Date. The JSC shall meet at least one (1) time per Calendar Quarter during the Term spaced at regular intervals unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special meeting of the JSC (by videoconference or teleconference) by providing at least ten (10) Business Days’ prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, and such Party shall provide the JSC no later than five (5) Business Days prior to the special meeting with materials reasonably adequate to enable an informed decision; provided, that for urgent matters, a Party may call a special meeting of the JSC with less than ten (10) Business Days’ notice if the Parties agree that an issue warrants an expedited meeting. No later than ten (10) Business Days prior to any regularly scheduled meeting of the JSC, the chairpersons of the JSC shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. The JSC may meet in person, by videoconference or by teleconference. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC shall be effective only if at least one (1) JSC representative from each Biotronik and Acutus is present or participating in such meeting. The chairperson will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, decisions made at such meetings. The chairperson shall send draft meeting minutes, including a description of all discussions and decisions, to each member of the JSC for review and approval within ten (10) Business Days after each JSC meeting. Such minutes will be deemed approved unless one (1) or more members of the JSC object to the accuracy of such minutes within ten (10) Business Days of receipt. All minutes will be deemed to be an accurate summary of the meeting if approved by both Parties.

4.2.5.	Decision Making

In addition to resolving issues specifically delegated to it, the JSC shall have the authority to resolve any disputes not resolved by any Subcommittee, the Project Leads or as designated in this Agreement. The representatives from each of Acutus and Biotronik will have, collectively, one (1) vote on behalf of Acutus and Biotronik on the JSC, and all decision-making shall be by unanimous vote. If the JSC is unable to reach agreement on any issue for which it is responsible within five (5) Business Days after good faith attempts to resolve the issue have failed, the JSC shall refer such dispute to the Parties’ respective senior managers who are responsible for the matters in dispute (each, a “Senior Manager”). If the Senior Managers cannot resolve the dispute within ten (10) Business Days from the initiation of discussions, then either Party may seek to resolve such matter as set forth in Section 14.8(b) (Dispute Resolution). Decisions will not be binding upon either Party unless set forth in writing and signed by an authorized executive of each Party.

4.3.	General Authority; Conduct of Parties.

Each of the JSC, the Subcommittees, and the Project Leads shall have solely the powers expressly assigned to them in Section 4 and elsewhere in this Agreement. Neither the JSC nor any Subcommittee or Project Lead shall have any power to amend, modify, or waive compliance with this Agreement. In conducting themselves on the JSC and the Subcommittees, and as Project Leads, and in exercising their rights under this Section 4, all representatives of both Parties shall consider diligently, reasonably, and in good faith all input received from the other Party, and shall use good faith efforts to reach mutually acceptable solutions, where required, on all matters before them.

5.	Quality, Regulatory and Compliance

5.1.	Manufacturer of Record

(a)

Biotronik shall be the Manufacturer of Record for the Qubic Connect Device, the adapted Home Monitoring® Service Center and the Home Monitoring® System and all other portions of the Qubic Connect System (excluding portions of the Qubic Connect System to the extent included in an ACM Product), and continue to be the Manufacturer of Record for the Bio Products and all other Biotronik’s EP devices and Biotronik’s Home Monitoring® Service Center and Home Monitoring® System and Biotronik’s other connected devices.

(b)

Acutus shall continue to be the Manufacturer of Record for the ACM Products and all of Acutus’ other EP devices, including functionality included by Acutus within the ACM Products that are part of the Qubic Connect System and Acutus’ other connected devices.

5.2.	Regulatory Approvals, Marketing Authorization Approvals

(a)

Biotronik will be responsible for the regulatory approval for the Qubic Connect Device and, if necessary, on changes to the Home Monitoring® Service Center and Home Monitoring® System and all other aspects of the Qubic Connect System (other than those portions of the Qubic Connect System included by Acutus in the ACM Products except to the extent Biotronik has such responsibility for such portions of ACM Products under another agreement between the Parties).

(b)	Subject to the terms and conditions of this Agreement, and any other agreement between the Parties, each Party shall be fully responsible to the other for obtaining regulatory approval for

(i)	the clinical testing of the Qubic Connect Device in connection with the respective connected EP devices of the Parties;

(ii)	the regulatory approval for the Qubic Connect Device in connection with the respective connected EP devices of the Parties

(c)

Subject to the terms and conditions of this Agreement, and any other agreement between the Parties, the Parties shall work collaboratively, including with regard to the provision of information to the extent necessary due to regulatory requirements, to obtain regulatory approvals for the new and existing but adapted respective EP devices of the Parties affected by this project.

6.	Funding

6.1.	Development Program Funding

(a)

The Parties estimate Biotronik’s total cost of the Development Program (the “Project Costs”), including Phase 1 and Phase 2, will amount to five million Euros (EUR 5,000,000.00). The Project Costs will be shared equally between the Parties (50% Biotronik and 50% Acutus), but solely to the extent set forth in Section 6.2.

(b)

Except for Project Costs identified in Section 6.1(c), all Project Costs of Biotronik shall be calculated using the number of hours actually spent by Project Personnel of Biotronik in performing the Development Program, multiplied by the FTE Rate for the particular type or category of Project Personnel.

(c)

Other Approved Project Costs. It is acknowledged and agreed that the Statement of Work may identify from time to time Project Costs that are to be incurred by Biotronik in the performance of its responsibilities under the Development Program which are in addition to the Project Costs calculated using the Project Personnel hours and the FTE Rate(s). Under such circumstances, the total Project Costs of Biotronik shall be the sum of (i) such additional Project Costs and (ii) the Project Costs of Biotronik that have been calculated using the FTE Rate and Project Personnel hours. Only Projects Costs expressly identified in the Statement of Work as costs which are not reimbursed through Project Personnel hours shall be so added as Biotronik’s Project Costs.

(d)

Except for the payments by Acutus to Biotronik in accordance with Section 6.2, and the costs and expenses that Acutus incurs in modifying the ACM Products, Biotronik shall be solely responsible for any and all costs and expenses required to complete the Development Program in accordance with this Agreement, Statement of Work and Lastenheft in a timely manner, including amounts required in excess of the EUR five million (5,000,000.00) estimate in Section 6.1(a). In particular, except for the payments that Acutus is required to make under Section 6.2, Acutus shall not be obligated to make any payments to reimburse for any activities, costs, or expenses arising out of, in conducting, or otherwise related to the Development Program.

6.2.	Payment by Acutus

(a)

In consideration of the feasibility analysis and performance of the Development Program by Biotronik, Acutus shall make payments to Biotronik solely to the extent accruing during the term of this Agreement as set forth in this Section 6.2. Notwithstanding anything to the contrary, under no circumstances shall Acutus be obligated to pay more than a total aggregate amount of (i) two million five hundred thousand Euros (EUR 2,500,000.00) under or in connection with this Agreement or the Development Program (whether for Project Costs or otherwise) (ii) one million five hundred thousand Euros (EUR 1,500,000.00) in connection with Phase 1a of the Development Program; (iii) a half a million Euros (EUR 500,000.00) in connection with Phase 1b of the Development Program; and (iv) a half a million Euros (EUR 500,000.00) in connection with Phase 2 of the Development Program. Acutus shall not be required to make any payments, except reimbursement of Project Costs in accordance with this Section 6.2(a).

(i)

Up Front Payment. Acutus shall pay two hundred fifty thousand Euro (EUR 250,000.00) within sixty (60) calendar days after the Effective Date of this Agreement, provided that such up-front payment (the “Pre-Payment”) will be credited fully toward the quarterly Development Program Project Cost payments due from Acutus under Section 6.2(a)(ii) below. Such Pre-Payment will be credited until fully used.

(ii)

Quarterly Reporting of Project Costs. During the term of this Agreement, starting with the second Calendar Quarter of Calendar Year 2021 and ending with the second Calendar Quarter of Calendar Year 2023 (each such Calendar Quarter a “Project Quarter”), Biotronik shall provide Acutus a written summary of the Project Costs actually incurred by Biotronik during the Project Quarter, in a form reasonably acceptable to Acutus, within the forty five (45) days after the end of the Project Quarter. Together with such written summary and subject to the other terms in this Section 6.2(a), Biotronik will invoice Acutus for 50% of such Project Costs incurred by Biotronik in that Project Quarter; provided that the amounts invoiced to Acutus shall be reduced by the amount of the Pre-Payment under Section 6.2(a)(i) until the full Pre-Payment has been credited to reduce the payments owed by Acutus under this Section 6.2(a)(ii). The amount invoiced for each Project Quarter shall also not exceed two hundred fifty thousand Euro (EUR 250,000.00) (prior to reduction by the amount of the Pre-Payment).

(iii)

Project Cost Reimbursement. Within the later of thirty (30) days after receiving such a report and invoice from Biotronik in accordance with Section 6.2(a)(ii), or ninety (90) days after the end of the Project Quarter, Acutus shall pay Biotronik the amount owed by Acutus in accordance with Section 6.2(a)(ii). For clarity, Acutus shall not owe any payment under this Agreement beyond the Pre-Payment pursuant to Section 6.2(a)(i) (e.g., whether for Q2 or Q3 of Calendar Year 2021) until the full amount of the Pre-Payment has been credited toward the payments owed to Biotronik under this Section 6.2(a). The final payment by Acutus under this Section 6.2(a) shall be made within ninety (90) days following the second Calendar Quarter of Calendar Year 2023 (i.e., the last Project Quarter).

(iv)

Amounts invoiced for an activity under the Statement of Work shall also not exceed the amounts budgeted in the Statement of Work for that activity. Unless otherwise specified in the Statement of Work, Project Costs budgeted for a full Calendar Year will be deemed budgeted in equal amounts for each Project Quarter during such year. Subject to the other terms of this Agreement, including the caps on payments owed by Acutus that are set forth in this Section 6.2(a) above, if Biotronik actually incurs Project Costs in a Project Quarter that are in excess of the amounts budgeted for Biotronik in the Statement of Work for the applicable activities in such Project Quarter, or in excess of the two hundred fifty thousand Euro (EUR 250,000.00) cap set forth in Section 6.2(a)(ii), then the excess will not be billed to Acutus for such Project Quarter, but may be carried forward and treated as a Project Cost incurred by Biotronik in a subsequent Project Quarter (until the second Calendar Quarter of 2023) during the Term of this Agreement (still not to exceed any budgets and payment limits in the Statement of Work and in Section 6.2(a) of this Agreement and not to extend past the last Project Quarter).

(b)

All payments will be made by Acutus in EUR in immediately available funds by wire transfer to the bank account designated by Biotronik in the respective invoice, or otherwise in writing, within the time period set forth in Section 6.2 (a)(iii). If Acutus does not pay the properly invoiced amount of Project Costs in full within the payment deadline, and has not disputed or requested an audit of such Project Costs, then Acutus will be deemed to be in default, and Biotronik’s sole remedy will be to receive proper payment plus interest of five percent (5%) per year on the outstanding amount calculated based upon the number of days the payment is delinquent. In addition, if outstanding invoices and default interest in an amount set forth above, to the extent not disputed in good faith by Acutus or subject to a request by Acutus to audit, are not paid within the time period set forth in Section 6.2(a)(iii), Biotronik will have the right to provide Acutus with notice of material breach under Section 13.3(b) of this Agreement.

(c)	All amounts stated shall be exclusive of applicable value added tax, which shall be charged to Acutus in addition, but inclusive of any and all other amounts, fees, and charges.

7.	Liability

To the extent permitted by law, neither Party nor any of its Affiliates will be liable to the other Party for breach of this Agreement to the extent causing loss of present or prospective profits, revenue, or savings; loss of present or prospective sales; loss of use; loss of data; or cost of substitute goods or services in each case suffered by the other Party or any of its Affiliates as a result of such breach. This limitation of liability will not apply to (i) a breach of Section 11 and (ii) the unauthorized exploitation of the other Party’s Intellectual Property Rights.

8.	Representations and Warranties

8.1.	Biotronik’s Representations and Warranties

Biotronik represents and warrants to Acutus, during the entire Term, that

(a)	it has the necessary skills and resources to carry-out the Project; and

(b)	it shall in the performance of this Agreement act with professional diligence and care;

(c)

Biotronik will undertake Commercially Reasonable Efforts to timely respond to requests, reviews, decisions to avoid project delay with budget impact provided that Acutus will, in advance, inform Biotronik of any such requests, reviews and decisions; and

(d)	it has obtained all necessary corporate approvals to enter into, execute and perform its obligations under this Agreement;

(e)	entering into and performance under this Agreement will not conflict with any other agreement to which it is a party.

8.2.	Acutus’ Representations and Warranties

Acutus represents and warrants to Biotronik, during the entire Term, that

(a)	it has the necessary skills and resources to carry-out the Project; and

(b)	it shall in the performance of this Agreement act with professional diligence and care; and

(c)

Acutus will undertake Commercially Reasonable Efforts to timely respond to requests, reviews, decisions to avoid project delay with budget impact provided that Biotronik will, in advance, inform Acutus of any such requests, reviews and decisions; and

(d)	it has obtained all necessary corporate approvals to enter into, execute and perform its obligations under this Agreement; and

(e)	entering into and performance under this Agreement will not conflict with any other agreement to which it is a party;

8.3.	No other Representations or Warranties

Except as expressly set forth in this Section 8, each Party expressly disclaims any and all representations, warranties and conditions, express, implied, statutory or otherwise, including with respect to any warranty of merchantability, non-infringement, fitness for a particular purpose, or validity.

9.	Intellectual Property

9.1.	Ownership

(a)

Intellectual Property Rights for works or inventions to the extent created or conceived solely by a Party or its Affiliate in the course of the activities governed by this Agreement will be owned exclusively by the Party or its Affiliate creating or conceiving such Intellectual Property Rights; and Intellectual Property Rights for works or inventions to the extent created or conceived by a Party or its Affiliate jointly with the other Party or its Affiliate will be owned jointly by the applicable parties, and neither party shall have the duty to account or obtain the consent of the other party to exploit or license any jointly owned Intellectual Property Rights notwithstanding any contrary provisions of applicable law in any country. Except as mutually agreed by the Parties in a separate writing, neither Party or its Affiliate shall seek, obtain, maintain or enforce any Patent Right to the extent claiming an invention that was conceived by an employee or contractor of one Party or its Affiliate jointly with an employee or contractor of the other Party or its Affiliate. The Parties acknowledge and agree that inventions made in the course of the activities governed by this Agreement that relate predominantly to the Biotronik Home Monitoring® System and/or to the Biotronik Home Monitoring® Service Center, as well as any Intellectual Property Rights limited to such inventions, in each case to the extent solely owned by Biotronik are not Collaboration Patents and will remain solely owned by Biotronik. The Parties further acknowledge and agree that inventions made in the course of the activities governed by this Agreement that relate predominantly to the unprocessed raw data generated by Acutus’ AcQMap 3D System as well as any Intellectual Property Rights covering these are not Collaboration Patents but solely owned by Acutus. No IP ownership or rights terms or conditions in the Lastenheft shall have any force or effect.

(b)

Intellectual Property Rights jointly owned by the Parties will be prosecuted and maintained by a jointly agreed counsel. Costs for prosecution and maintenance will be jointly borne by the Parties according to their respective share of ownership. Each decision for filing, prosecution, maintenance or abandonment of jointly owned Intellectual Property Rights will have to be mutually agreed between the Parties prior to its implementation by jointly agreed counsel.

(c)

Except for the licenses explicitly granted by a Party to the other in this Agreement, each Party and its Affiliates will retain all right, title and interest in and to its and their respective Intellectual Property Rights. No rights or licenses will be deemed granted by implication or estoppel.

9.2.	Development Licenses

(a)

To Biotronik. Subject to the terms and conditions of this Agreement, Acutus hereby grants, and shall grant, to Biotronik a non-exclusive, worldwide, fully paid, royalty free, right and license, without the right to grant or authorize sublicenses except to its Affiliates, to use during the Term of this Agreement the Intellectual Property Rights Controlled by Acutus or its Affiliates, to the extent necessary for Biotronik to perform and complete its responsibilities under the Development Program and this Agreement to implement those portions of the Qubic Connect System to be developed by Biotronik as set forth in the Statement of Work.

(b)

To Acutus. Subject to the terms and conditions of this Agreement, Biotronik hereby grants, and shall grant, to Acutus a non-exclusive, worldwide, fully paid, royalty free, right and license, without the right to grant or authorize sublicenses except to its Affiliates, to use during the Term of this Agreement the Intellectual Property Rights Controlled by Biotronik or its Affiliates, to the extent necessary for Acutus to perform and complete its responsibilities under the Development Program and this Agreement to implement those portions of the Qubic Connect System to be developed by Acutus as set forth in the Statement of Work.

(c)

For clarity, no rights or licenses are granted under this Section 9.2: (i) to any Trademarks or Personal Data; (ii) to sell, distribute, or otherwise provide any products or services commercially; or (iii) to perform any activities outside the scope of its responsibilities for the Development Program under this Agreement during the Term. For purposes of intellectual property ownership, rights, and licenses, all development works performed on behalf of a Party by an Affiliate or a Third Party under this Agreement will be deemed to be work by that Party for purposes of that Party’s obligations to grant rights and licenses to the other Party under this Agreement, and all work performed by either Party to develop or implement the system contemplated in Annex 8.1 will be considered development work under this Agreement. For clarification, the Parties agree that all work under this Agreement that relates to the Home Monitoring® Service Center and/or Home Monitoring® System referenced by numeral 6 in Annex 8.1 will be solely and exclusively owned by Biotronik and not be licensed under this Agreement.

9.3.	Collaboration Patent Licenses.

(a)

Subject to the terms and conditions of this Agreement, Acutus hereby grants, and shall grant, to Biotronik and its Affiliates a non-exclusive, worldwide, fully paid, royalty free, perpetual, non-terminable, right and license, with the right to grant or authorize sublicenses, under the Acutus Collaboration Patents to make, have made, use, sell, offer to sell, import and otherwise exploit and dispose of in the Field the subject matter of the Acutus Collaboration Patents. For clarity, no rights or licenses are granted under this Section 9.3(a) under any Background Patents and no early termination of the Agreement shall otherwise affect the rights or licenses granted to Biotronik under this Section 9.3(a).

(b)

Subject to the terms and conditions of this Agreement, Biotronik hereby grants, and shall grant, to Acutus and its Affiliates a non-exclusive, worldwide, fully paid, royalty free, perpetual, non-terminable, right and license, with the right to grant or authorize sublicenses, under the Biotronik Collaboration Patents to make, have made, use, sell, offer to sell, import and otherwise exploit and dispose of in the Field the subject matter of the Biotronik Collaboration Patents, provided always that the Biotronik Collaboration Patents will exclude Patent Rights that are limited to claiming inventions that are conceived, developed and reduced to practice by or on behalf of Biotronik (i) solely during the course of performing the work that is necessary for Biotronik to complete Phase 1(b) of the collaboration if Acutus does not elect to have Biotronik perform Phase 1(b) of collaboration in accordance with Section 2.1; and/or (ii) solely during the course of performing the work that is necessary for Biotronik to complete Phase 2 of the collaboration if Acutus does not elect to have Biotronik perform Phase 2 of collaboration in accordance with Section 2.1. For clarity, no rights or licenses are granted under this Section 9.3(b) under any Background Patents and no early termination of the Agreement shall otherwise affect the rights or licenses granted to Acutus under this Section 9.3(b).

9.4. License to Acutus Based Upon Shared Drive.

(a)

Subject to the terms and conditions of this Agreement, Biotronik hereby grants, and shall grant, to Acutus a non-exclusive, worldwide, fully paid, royalty free, perpetual, non-terminable, right and license, with the right to grant or authorize sublicenses, to use, reproduce, distribute, disclose and otherwise exploit and commercialize the Licensed Biotronik Know-How (and derivatives and modifications thereof) for any and all purposes. For clarity, no further rights, permissions or licenses are granted under this Section 9.4 under Biotronik’s Patent Rights, and in particular under Biotronik’s Background Patents.

(b)

The license to Know-How granted under Section 9.4(a) does only include the limited Licensed Biotronik Know-How specifically relating to the Qubic Connect Device. No other rights or licenses will be deemed granted by Section 9.4(a) directly, by implication or estoppel to any other information or Intellectual Property Rights, including, without limitation and only for the avoidance of doubt, Section 9.4(a) grants no further rights, permissions or licenses under any of Biotronik’s Patent Rights on the Shared Drive at any time. Additionally, but without any obligation, Biotronik reserves all rights to delete information which was uploaded to the Shared Drive by mistake or ill intent and reclaim such information from Acutus, provided that Biotronik notifies Acutus of the issue in writing, identifying the incorrectly deposited information, within forty-five (45) days after the information was originally deposited on the Shared Drive.

9.5.	Infringements

Each Party will Immediately notify the other of any alleged infringement of third-party Intellectual Property Rights by the Qubic Connect Device and/or any other portion of the Qubic Connect System.

10.	Force Majeure

(a)

If a Party is prevented from performing its obligations under this Agreement as a result of any unforeseeable contingency beyond its reasonable control (a Force Majeure), including any unforeseeable, out of the ordinary actions of Governmental Authorities, war, terrorism, hostilities between nations, riots, strikes, lockouts, sabotage, shortages in supplies (but only to the extent such shortages are not caused and their effects could not reasonably have been mitigated by the nonperforming Party), energy shortages, fire, floods, epidemics, pandemics, and acts of nature, the Party so affected will not be responsible to the other Party for any delay or failure of performance of its obligations hereunder, for so long as Force Majeure prevents such performance; provided that the non-performing Party notifies the other Party in writing Immediately upon the occurrence of the Force Majeure as set forth in Section 10(b) below and the Parties will discuss how to mitigate and eliminate the effects of the Force Majeure. Except to the extent otherwise agreed by the Parties in writing pursuant to such discussions, a Party shall have the right to terminate this Agreement by providing written notice of termination to the non-performing Party if a Force Majeure impacts such non-performing Party for a period of longer than ninety (90) days. This clause shall not excuse a failure to make payments.

(b)

In the event of Force Majeure, the Party immediately affected thereby will give Immediate written notice to the other Party specifying the Force Majeure and the intended or taken mitigating measures and will use commercially reasonable efforts to resume performance of its obligations promptly.

11.	Confidentiality

11.1.	Handling of the Confidential Information

During the term of this Agreement and for a period of ten (10) years thereafter, each Party will:

(a)

keep Confidential Information of the other Party or the other Party’s Affiliates confidential, not make it available to Third Parties except in accordance with this Agreement and protect it from unauthorized access, unauthorized disclosure and unauthorized use;

(b)	use Confidential Information of the other Party or the other Party’s Affiliates for the performance of its obligations or exercise of its rights under this Agreement only;

(c)

except as set forth in 11.1(f), only make available the Confidential Information of the other Party or the other Party’s Affiliates to its own employees and consultants as well as to the employees and consultants of its Affiliates, provided that these:

(i)	require knowledge of the Confidential Information for the performance of the receiving Party’s obligations under this Agreement;

(ii)	have been informed about the confidentiality of such Confidential Information; and

(iii)	are bound to keep such Confidential Information confidential in a manner consistent with the receiving Party’s obligation under this Agreement;

(d)

inform the other Party if Confidential Information of that Party or that Party’s Affiliates becomes known without authorization or is inappropriately used and take reasonable measures in order to prevent improper distribution and use of such Confidential Information;

(e)	upon request and at the option of the disclosing Party, upon expiry of this Agreement at the latest, return the Confidential Information received from the disclosing Party to that Party, and destroy or delete all copies of Confidential Information and confirm this in writing to such Party. The following will be excluded from these obligations:

(i)

the secure retention of copies of Confidential Information, to the extent retention is required by law, guidelines from professional or self-regulating organizations or an order of a Governmental Authority or a self-regulating organization;

(ii)	back-up copies in accordance with customary business practice and by means of an automated, secured data back-up system; and

(iii)	the Licensed Biotronik Know-How licensed to Acutus under Section 9.4.

(f)	Additionally, Acutus has the right to use and disclose the Licensed Biotronik Know-How reasonably for purposes of exercising its rights under Section 9.4.

(g)

Notwithstanding anything to the contrary, a Party shall not be considered in breach of any non-use, non-disclosure or other confidentiality restrictions as a result of any use or disclosure for purposes outside of the licenses granted in this Agreement of any ideas and information retained in the unaided memory of any employee of such Party or its Affiliate due to access to the other Party’s Confidential Information; provided that no licenses under Patent Rights are granted in this Section 11.1(g). An employee’s memory will be considered to be unaided if the employee has not intentionally memorized the Confidential Information for the purposes of retaining it and subsequently using or disclosing it.

11.2.	Exceptions

(a)	If a Party is obliged to disclose Confidential Information received from the other Party by law or by order of a Governmental Authority or a self-regulating organization, the following will apply:

(i)	the disclosure will be limited to the extent necessary to fulfil such obligation;

(ii)

the receiving Party will inform the disclosing Party to the extent permitted prior to the disclosure, will coordinate the next steps with the disclosing Party in order to guarantee that Confidential Information received from the other Party is kept confidential to the greatest extent possible.

(b)	If a Party is obliged to disclose Confidential Information received from the other Party to internal or external auditors due to compliance regulations, such disclosure is to be limited to the extent necessary to fulfil such obligation and the provisions of Section 11.2(a) will apply by analogy.

(c)	Notwithstanding anything to the contrary, this Section 11 shall not limit the rights and licenses of Acutus under Section 9.4.

12.	Data Protection

(a)

The Parties acknowledge and agree that procedures have to be agreed and established for the approval of the data processing activities by data subjects (e.g. patients and/or the hospitals) where necessary in order to connect the EP devices of both Parties.

(b)

The Parties represent that, regarding any operation or set of operations which is performed under this Agreement upon information relating to identified or identifiable natural persons in relation with this Agreement (Personal Data), each Party determines the purposes and means of the processing of Personal Data under this Agreement individually (Sole Controller) in accordance with the data protection laws applicable to the processing of Personal Data by a Party (Data Protection Legislation). Each Party individually must determine whether it has the lawful basis for any processing of Personal Data and will comply in its activities under this Agreement with its obligations under applicable Data Protection Legislation. Each Party will only share Personal Data with the other Party under the Agreement if necessary, for purposes of this Agreement or for fulfilment of statutory functions, provided such sharing is lawful. Each Party will process Personal Data received under this Agreement from or pertaining to the employees of the other Party and the other Party’s Affiliates, agents, auxiliaries and contractors only for purposes of this Agreement or for fulfilment of statutory functions.

(c)

The Parties will ensure that Personal Data exchanged in connection with this Agreement is limited to what is necessary in relation to the purposes they are processed under the Development Program by applying data minimization techniques where possible such as reducing or replacing personal identifiers or aggregating data. Each Party will respond to enquiries from data subjects and supervisory authorities concerning its processing of Personal Data under this Agreement within a reasonable time. Requests concerning the other Party’s processing of Personal Data under this Agreement will be forwarded to the other Party without delay. Each Party will appoint a contact person authorized to receive such forwarded requests.

(d)

If the transfer or disclosure of Personal Data by a Party to recipients in the receiving Party’s jurisdiction under this Agreement is restricted under the Data Protection Legislation, the Parties will, on either Party’s request, take appropriate measures in the performance of the Development Program as may be required or permitted by the Data Protection Legislation for the lawful transfer of Personal Data to the receiving Party, including, in particular, the Set II controller –

controller clauses set forth in the European Commission Decision 2004/915/EC, dated 27 December 2004 – in which the Commission approved an alternative set of model clauses for transfers from data controllers in the EEA to data controllers outside the EEA, which are hereby incorporated by reference.

(e)

Notwithstanding anything to the contrary, without limiting the rights that either Party may have with respect to Personal Data under any other Agreement between the Parties independent of the Qubic Connect System, neither Party shall use or Process any Personal Data, or other data or information concerning any patient, in each case obtained from the products of the other Party using functionality like the Qubic Connect Device, or a system such as the Qubic Connect System, outside of, or after termination or expiration of, the Development Program or this Agreement except in accordance with the Ancillary Agreement(s) that have been entered into between the Parties. Additionally, neither Party shall collect any such Personal Data under the Development Program except to the extent expressly authorized in the Statement of Work.

13.	Term and Termination of this Agreement

13.1.	Term

This Agreement will come into effect on the Effective Date and will continue for a period of four (4) years unless terminated earlier in accordance with this Section 13 (the “Term”).

13.2.	Termination for Convenience; Acutus Elections to Not Proceed

Each Party may terminate this Agreement at any time upon thirty (30) day prior written notice. Acutus also has the right to notify Biotronik that Acutus does not wish to proceed with Phase 1b or Phase 2 of the Development Program. Each Party shall have no liability for any such terminations or elections.

13.3.	Termination for Cause

(a)

Each Party may terminate this Agreement with immediate effect if it is clear that no feasibility of the connection of any electrophysiology (EP) devices of both Parties based upon the existing Home Monitoring® infrastructure of Biotronik can be achieved.

(b)

Each Party will have the right to terminate this Agreement with immediate effect by written notice for good cause (aus wichtigem Grund), provided that the other Party has failed to cure such good cause within thirty (30) days of being informed by the terminating Party in writing of the good cause, unless such cure can reasonably be excluded. Good cause is deemed to mean any material failure to comply with any term of this Agreement or an Ancillary Agreement. For the avoidance of doubt, a Party enforcing the obligations under this Agreement will not constitute good cause entitling the other Party to terminate the Agreement.

(c)

Each Party will have the right to terminate this Agreement with immediate effect by written notice in case of insolvency, moratorium, receivership or liquidation with regard to the other Party, or any similar circumstances that are likely to substantially affect the other Party’s ability to carry out that Party’s material obligations under this Agreement, provided that the Party that is subject to the insolvency, moratorium, receivership, liquidation, or similar circumstances has failed to provide adequate assurances of continued performance within thirty (30) days of the terminating Party requesting such assurances in writing, unless it can reasonably be excluded that the other Party will provide such assurances.

13.4.	Effects of Termination

13.4.1.	Access to Documentation on Shared Drive

Biotronik will ensure that Acutus has access to the latest documentation that Biotronik is required by this Agreement to store on the Shared Drive, as contemplated in Section 2.5, until Acutus has downloaded a copy of all of the contents of the Shared Drive. None of such content shall be locked or encrypted in a manner that limits the access, use or exploitation thereof by or under authority of Acutus. For the avoidance of doubt Acutus’ rights to use the documentation available on the Shared Drive is set forth in Section 9.4 of this Agreement. In no event will Biotronik be obligated to share or provide Acutus with access to any information or Know-How concerning the existing Home Monitoring® Service Center, Home Monitoring® System or the Biotronik cooperation with its external telecommunication provider and Biotronik shall not be required to give Acutus access to such information so long as Biotronik does not put it on the Shared Drive.

13.4.2.	No additional payments

Notwithstanding anything to the contrary, Acutus shall have no obligation to (i) make any payment pursuant to this Agreement of any amount unless the amount became due and payable during the Term of this Agreement in accordance with its terms; (ii) make any payment, incur any cost or expense, or otherwise perform any obligation, in each case with respect to Phase 1b of the Development Program to the extent Acutus has elected to not proceed with Phase 1b of the Development Program; (iii) make any payment, incur any cost or expense, or otherwise perform any obligation, in each case with respect to Phase 2 of the Development Program to the extent Acutus has elected to not proceed with Phase 2 of the Development Program.

13.4.3.	Surviving Obligations

The following Sections will survive termination or expiry of this Agreement: Section 2.5, Section 3.7, Section 7 (Liability), Section 8.3, Section 9 (excluding Sections 9.2(a) and 9.2(b) and 9.5), Section 11 (Confidentiality), Section 12,

Section 13.4 (Effects of Termination), and Section 14. Except as expressly set forth in this Section 13.4, no rights or licenses granted to either Party under this Agreement shall survive any termination or expiration of this Agreement; and except for payments that became due and payable during the Term of this Agreement in accordance with its terms, no payment obligations shall survive any termination or expiration of this Agreement.

14.	Miscellaneous

14.1.	No Set-Off

Each Party waives its right to set off any claim made by the other Party against it under or in connection with this Agreement against a claim that it has itself against the other Party.

14.2.	Entire Agreement and Annexes

(a)

This Agreement including all Annexes, which are an integral part of this Agreement, and those portions of the License and Distribution Agreement (if any) which are incorporated by reference, constitutes the complete agreement between the Parties regarding its subject matter and supersedes all other prior and contemporaneous oral and/or written agreements, representations and/or communications, concerning the subject matter hereof. For clarity, this Agreement does not amend or modify the License and Distribution Agreement, the ACM Products Distribution Agreement, or the Bio Products Distribution Agreement.

(b)	To the extent of any conflict between any provision of the body of this Agreement and any provision of an Annex, the provision of the body of this Agreement will prevail.

14.3.	Written Notices

Any written notice with regard to this Agreement will be delivered by mail, e-mail or fax to

Acutus:

Acutus Medical, Inc.

2210 Faraday Ave Suite 100

Carlsbad 92008, California

U.S.A.

Attn.: Kevin Mathews

Phone: [***]

Email: [***]

Biotronik:

Biotronik SE & Co. KG

Woermannkehre 1

12359 Berlin

Germany

Attn.: Dr. Hans-Jürgen Wildau

Phone: [***]

Email: [***].

Each change of address will be communicated to the other Party in the same way.

14.4.	Severability

If any provision of this Agreement is held to be unenforceable or invalid, then that provision is to be construed either by modifying it to the minimum extent necessary to make it enforceable and valid (if permitted by law) or disregarding it (if not). If an unenforceable or invalid provision is modified or disregarded in accordance with this Section 14.4, the rest of the Agreement is to remain in effect as written, and the unenforceable and invalid provision is to remain as written in any circumstances other than those in which the provision is held to be unenforceable and invalid; provided that such continuation of the Agreement, with the modified and/or disregarded provision, is not materially inconsistent with the original intent of the Parties in entering into this Agreement. This rule applies by analogy to contractual omissions, intended or unintended.

14.5.	Amendments

Any amendment or supplementation of this Agreement will require a written document executed by both Parties. The written form requirement may be dispensed only in writing.

14.6.	No Waiver

Failure by either Party to take any action or assert any right hereunder will not be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, except if expressly agreed otherwise.

14.7.	Assignment

(a)

Neither Party may assign or otherwise transfer this Agreement or its rights or obligations under this Agreement, in whole or in part, to any Third Party except with the prior written consent of the other Party; except that, without amending any other agreement between the Parties and without limiting Biotronik’s right to terminate this Agreement or any Ancillary Agreement, Acutus has the right to assign and otherwise transfer this Agreement in connection with the sale of all or substantially all of Acutus’ business or assets to which this Agreement relates, whether by merger, acquisition of stock or assets, operation of the law, or otherwise.

(b)

Each Party has the right to assign this Agreement as a whole to any of its Affiliates; provided that such Party shall remain responsible for it’s Affiliate’s performance and non-performance of this Agreement.

14.8.	Applicable Law and Jurisdiction

(a)	This Agreement will be governed by the substantive laws of Germany, to the exclusion of the UN Convention on Contracts for International Sale of Goods (CISG).

(b)

In the event of any dispute arising out of or in relation to this Agreement, the Parties will refer the dispute to senior executive officers and such senior executive officers will attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute according to this Section 14.8(b) within thirty (30) days of referring such dispute to senior executive officers, and in case of urgency, any such dispute will be resolved pursuant to Section14.8 (c).

(c)

Any dispute, controversy or claim arising out of or in relation to this Agreement, or the validity, invalidity, breach, or termination thereof, as well as pre-contractual and extra-contractual related issues, will be resolved by arbitration in accordance with the Arbitration Rules of the German Arbitration Institute (DIS) without recourse to the ordinary courts of law. The number of arbitrators will be three (3). The seat of the arbitration is Berlin. The arbitral proceedings and all pleadings, filings, written evidence, decisions and other relevant documents shall be in English and any written evidence in a language other than English shall be submitted with an English translation. All and any awards will be final and binding on the Parties, but subject to any rights of appeal and rights of revision from all and any awards insofar allowed under applicable law. All and any awards may be entered as final judgment in any court of competent jurisdiction as necessary to enforce the award.

* * * * *

(THE NEXT PAGE IS THE SIGNATURE PAGE)

Signatures

Biotronik SE & Co. KG

28 APR 2021	/s/ Dr. Daniel Bühler

Place, date	By: Dr. Daniel Bühler
Title: Managing Director

28 APR 2021	/s/ Stephan Schulz-Gohritz

Place, date	By: Stephan Schulz-Gohritz
Title: Managing Director

Acutus Medical, Inc.

3 JUN 2021	/s/ Vince Burgess

Place, date	By: Vince Burgess
Title: Chief Executive Officer

Annex	1(a) – Definitions

ACM Products means the products of Acutus to the extent listed by part number in “Annex – Acutus Products,” as such Annex may be updated from time to time solely in accordance with this Agreement.

ACM Products Distribution Agreement means the agreement between the Parties titled “Global Alliance for Acutus Product Distribution Agreement,” having an effective date of 10/11 May 2020.

AcQMap 3D System (Manufacturer of Record: Acutus) means a medical device to support diagnosis in electrophysiology procedures by creating virtual anatomies of the heart and display catheter models for catheter navigation

Acutus Collaboration Patent(s) means any Patent Right to the extent claiming an invention that was conceived, developed or reduced to practice by or on behalf of Acutus or its Affiliate in connection with development of the Qubic Connect System provided that the claim has an Effective Filing Date within the Capture Period. Notwithstanding anything to the contrary, Acutus Collaboration Patent excludes all Background Patents.

Affiliate means any company, partnership or other entity which directly or indirectly controls, is controlled by or is under common control with the relevant Party to this Agreement. For the purpose of this definition of this Agreement, control means the ownership of more than fifty per cent (50%) of the issued voting share capital of an entity or any other comparable equity or ownership interest, or the legal power to direct or cause the direction of the management of the party in question.

Agreement means this feasibility and development agreement including all its Annexes.

Ancillary Agreement(s) has the meaning set forth in the Preamble of this Agreement.

Background Patent(s) means, with respect to a right or license granted by a Party to the other Party under Article 9 of this Agreement, a Patent Right to the extent the Patent Right either (i) is entitled to an earliest Effective Filing Date prior to the beginning of, or after the end of, the Capture Period; or (ii) claims an invention that the respective licensor Party can establish was conceived, developed and reduced to practice by such licensor Party independently of all Know-How disclosed by the other Party and the other Party’s Affiliates and independently of all development, and exchanges between the Parties, during the Capture Period regarding the Qubic Connect System. For clarity, the determination of whether a Patent Right is a Background Patent will be made on a claim by claim basis.

Bio Products Distribution Agreement means the agreement between the Parties titled “Global Alliance for Biotronik Product Distribution Agreement,” having an effective date of 10/11 May 2020.

Biotronik Collaboration Patent(s) means any Patent Right to the extent claiming an invention that was conceived, developed or reduced to practice by or on behalf of Biotronik or its Affiliate in connection with development of the Qubic Connect System, provided that the claim has an Effective Filing Date within the Capture Period. Notwithstanding anything to the contrary, Biotronik Collaboration Patent excludes all Background Patents.

Bio Products means the products of Biotronik to the extent listed by part number in “Annex – Biotronik Products,” as such Annex may be updated from time to time solely in accordance with this Agreement.

Business Day means every calendar day except (i) Saturdays and Sundays, (ii) public holidays in Berlin, Germany or San Diego, California, USA, and (iii) 24 and 31 December.

Calendar Quarter means a period of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31.

Calendar Year means a period of twelve (12) calendar months commencing on January 1 and ending on December 31.

Capture Period means the period of time commencing on the first day of the third calendar month immediately preceding the calendar month in which the Effective Date occurs and ending eighteen (18) months after any termination or expiration of this Agreement.

Cloud Service means a service which is used to receive data from the Qubic Connect Devices in the field and provides data to be fetched from the Home Monitoring® Service Center infrastructure (via an I/O Cloud Service Gateway) or from the Q Data Platform.

Commercially Reasonable Efforts means, with respect to any objective, those reasonable, diligent, and good faith efforts to accomplish such objective as a Party would customarily use to accomplish a similar objective under similar circumstances, which are no less than those efforts used by such Party in its development projects for such Party’s own products and technologies of the same type having comparable commercial potential for such Party, stage of development, medical/scientific, technical, regulatory profile, and intellectual property protection, and further taking into account all Commercially Relevant Factors at the time such efforts are to be expended. To the extent that a Party’s performance of its obligations hereunder is adversely affected by the other Party’s failure to perform its obligations under the Statement of Work, then the impact of such performance failure by the other Party will be taken into account in determining whether that Party has used its Commercially Reasonable Efforts to perform any such affected obligations, but only to the extent such other Party’s performance failure is the cause of that Party’s failure to meet such obligations.

Commercially Relevant Factors means, with respect to a product, all relevant factors that may affect the desirability of performing and completing development of, and of manufacturing or commercializing, such product, including (as applicable): (a) safety, efficacy, quality or stability; (b) product profile; (c) stage of development or life cycle status, including Customer feedback regarding desirability or success of the product; (d) development, Marketing Authorization Approval (if necessary), manufacturing, and commercialization costs, returns, resources and risks; including unanticipated delays, cost overruns and increases; whether or not the Parties have agreed upon (and inability of the Parties to agree upon) a Statement of Work, changes desired by either Party, any budget, level of resources to be committed, timing, or appropriate service terms or conditions, including service level commitments; and impact on resources the Party is able to allocate to other priorities; (e) feasibility of manufacture; (f) the likelihood of obtaining Marketing Authorization Approvals (if necessary) and the timing thereof; (g) the current guidance and requirements for Marketing Authorization Approval and the current and projected regulatory status; (h) labeling or anticipated labeling; (i) the then-current competitive environment and the likely competitive environment at the time of projected market entry, including cost, availability, and performance of competing or similar solutions; (j) past performance; (k) present and future market potential; (l) existing or projected pricing, sales, reimbursement, and profitability; (m) proprietary position, strength, and duration of patent protection and anticipated exclusivity; and (p) other scientific, technical, regulatory, and commercial factors that the decision-making Party reasonably believes in good faith to be relevant to such product.

Confidential Information of a Party or that Party’s Affiliates means any and all information, regardless of its form and the type of disclosure (in particular documents, data files, charts, sketches, plans, e-mails, and oral information), which:

(a) such Party or an Affiliate of such Party’s makes directly or indirectly available to the other Party in connection with this Agreement or has already made available prior to the conclusion of this Agreement under obligations of confidentiality; and

(b) has been identified as “confidential” or which is confidential by nature (in particular financial data, sales figures, know-how, and customer lists).

Information made available by either Party or an Affiliate will not be deemed Confidential Information in the event:

(c) it was or has become publicly known without the receiving Party being involved in breach of its obligations or otherwise being responsible for it;

(d) the receiving Party has created or obtained the information itself independently of the disclosure by the disclosing Party, whether prior to or after such disclosure by the disclosing Party, provided that the receiving Party may assume in good faith that no confidentiality obligations have been breached thereby and that it may use and/or disclose this information; or

(e) the disclosing Party has explicitly excluded from the confidentiality obligations in writing.

“Control” or “Controlled” means, with respect to any Intellectual Property Rights or products, the legal authority or right (whether by ownership, license, or otherwise other than pursuant to this Agreement) of a Party or any of its Affiliates (or, as described below, a Future Acquirer) to grant a license or a sublicense of or under such Intellectual Property Rights or products, without requiring the consent of a Third Party or breaching the terms of any agreement with a Third Party or giving rise to a financial obligation to a Third Party or misappropriating the proprietary or trade secret information of a Third Party. Notwithstanding the foregoing, Intellectual Property Rights or products to which a Future Acquirer of a Party has rights or owns shall not be treated as “Controlled” by a Party or its Affiliates or developed by a Party for purposes of this Agreement to the extent, but only to the extent, that such Future Acquirer of such Party or its Affiliates (a) have such rights to or own such Intellectual Property Rights or products, as applicable, immediately prior to the time such Future Acquirer qualifies as such, other than pursuant to a license or other grant of rights by such Party, or (b) gain such rights to or ownership of such Intellectual Property Rights or products, as applicable, (i) subsequent to the time that such Future Acquirer qualifies as such but was not Controlled by or developed by such Party or its Affiliates at any time prior to the time such Future Acquirer qualifies as such, and (ii) independently of such other Party or its Affiliates and their respective Intellectual Property and products.

Customer means, with respect to a product, any distributor, hospital, physician, surgeon, or other end user that purchases the product for end-use.

Data Delivery Service means the technical solution and service using which Biotronik delivers data generated by the ACM Products and Bio Products remotely to Acutus, as set forth in the product requirements provided by Acutus, as such documents are updated from time to time in accordance with this Agreement. For clarity, the same data would be provided to each of Biotronik and Acutus from the ACM Products and the Bio Products from all customers worldwide, regardless of which ACM Products and which Bio Products were owned by the particular customer.

Deliverables has the meaning as defined in Section 2.4.

Development Program has the meaning as defined in Section 2.4.

Effective Date means the date of execution of this Agreement by both Parties

Effective Filing Date means the earliest effective priority filing date in the particular country to which any Patent is entitled, as determined on a claim by claim basis in accordance with applicable law. By way of example, it is understood that the Effective Filing Date for each claim in a United States Patent is the earliest of (i) the actual filing date of the United States patent application which issued into such patent, and (ii) the filing date of the earliest application for which the Patent, as to the particular invention, is entitled to a right of priority or the benefit of an earlier filing date under 35 U.S.C. §119, §120, §121, §365, or §386 for the particular claim.

EU Model Clauses means the standardized contractual clauses issued or approved by the EU Commission or other competent EU authorities during the Agreement for the transfer of Personal Data to third country recipients.

Field means connectivity, presentation (e.g., to physicians, other healthcare professionals or patients) and/or other processing of electrophysiology procedure data of or for electrophysiology devices that perform or support catheter-based cardiac diagnostics or ablation, excluding such electrophysiology devices themselves. For the avoidance of doubt, while the following devices may be connected by products and services in the Field (and may be a source for data communicated, managed, or Processed by products or services in the Field), the following devices themselves are excluded from the Field: 3D imaging and mapping systems with and without magnetic localization, ablation generators with any energy source (RF, laser, high-power short duration, cryo, heat, pulsed field ablation), catheter contact force measurement, cardiac stimulators, ECG recording systems, irrigation pumps, esophageal temperature probes. The following additional devices are also NOT included in the Field: Implantable cardiac pacemakers, implantable cardioverter defibrillators, cardiac resynchronisation devices, implantable loop recorders, implantable devices for pressure monitoring, implantable devices for neurostimulation, vascular intervention devices such as stents and balloons, trans-catheter aortic valve implantation (TAVI) devices.

Fleet Management Service means a platform that (i) holds and provides information about the site at which a Qubic Connect Device is located in the field and about the extent to which the users have acknowledged the terms of use to transfer electrophysiology procedure data to the Biotronik service center and Acutus for data analysis and other purposes in accordance with the terms of the Ancillary Agreement; (ii) logs data of remote screen share sessions and of data transfers for cost accounting and cost control (data storage and data transfer) and (iii) allows approval of software updates to be uploaded to the Cloud Service which allows the distribution of software updates to the AcQMap 3D System and the Qubic Connect Devices.

Force Majeure has the meaning defined in Section 10(a).

FTE or Full Time Equivalent means a dedicated full-time employee or contractor of a Party, as the case may be, or in the case of less than a full-time dedicated person, a full-time, equivalent person year, each based upon the total of one thousand eight hundred eighty (1,880) hours per year of work on activities under the Development Program.

FTE Rate means, with respect to a particular type or category of Project Personnel, the FTE rate for determining Project Costs for that Project Personnel as set forth in Annex 6.1, as Annex 6.1 may be amended from time to time solely by mutual written agreement of the Parties.

Governmental Authority means any court, agency, department, authority, or other instrumentality of any multi-national, national, state, county, city, province, or other political subdivision.

Home Monitoring® System means Biotronik’s data management systems consisting inter alia of hardware and software of implantable devices, programmers for implantable devices, wearable sensors, data transmission microelectronic circuits and antennas, data receivers, devices for remote data transmission and communication, servers and data bases, firewalls, web-based data representation platform, data export to electronic health record systems, patient apps, mobile device management infrastructure, troubleshooting systems and data analytics systems.

Home Monitoring® Service Center means Biotronik’s web-platform to present medical and technical patient data to clinicians, general practitioners, nurses and technicians involved in telemonitoring and remote patient management.

Immediate means, with respect to any obligation of a Party hereunder to act in a certain manner upon the occurrence of any event, as soon as possible upon becoming aware of such event and without delay, and in any case within one (1) Business Day.

Intellectual Property Rights means all and any intellectual property rights, including any copyrights, utility model rights, design rights, Patent Rights, topography rights, trade secret rights, know-how rights, rights in databases as well as any other proprietary rights, in all cases whether or not registered or registerable; excluding Trademarks.

Know-How means any and all know-how, data, including inventions (whether patentable or not), discoveries, trade secrets, technical information, formulae, materials, expertise and information, testing and manufacturing processes, instructions, techniques, methods and data, physical and analytical, safety, quality control, manufacturing, preclinical and clinical trial data, medical uses, product forms and product drawings and specifications, in each case relevant to the development, manufacture, use, or commercialization of and/or which may be useful in studying, testing, development, or production of medical device technologies. For clarity, Know-How excludes Patent Rights.

Lastenheft means the document attached to this Agreement as Annex 2.3 – Lastenheft revision B, as such document may be updated from time to time in accordance with this Agreement.

License and Distribution Agreement means the agreement titled “License and Distribution Agreement,” entered into between the Parties and VascoMed GmbH, having an effective date of June 28, 2019.

Licensed Biotronik Know-How means all Know-How made available by Biotronik on the Shared Drive. Notwithstanding anything to the contrary, the Licensed Biotronik Know-How shall also be deemed to include such versions of the Lastenheft as they are mutually agreed by the Parties starting with revision B and the then following mutually agreed revisions of the Lastenheft, whether or not made available on the Shared Drive.

Manufacturer of Record shall mean, with respect to a medical device, the natural or legal person that Regulatory Authorities in a jurisdiction consider to be responsible for the design,

manufacture, packaging and labelling of a medical device placed on the market in such jurisdiction, regardless of whether these operations are carried out by that person or on his behalf by a Third Party.

Marketing Authorization Approval or MAA means, with respect to a product in any country or jurisdiction, any approval, registration, license, or authorization from a Regulatory Authority or other Governmental Authority in that country or jurisdiction that is necessary to offer for sale, market, and sell such product in such country or jurisdiction.

Patent Rights means the rights and interests in and to issued patents and pending patent applications in any country, jurisdiction, or region (including inventor’s certificates and utility models), including all provisionals, non-provisionals, substitutions, continuations, continuations-in-part, divisionals, renewals, and all patents granted thereon, and all reissues, reexaminations, extensions, confirmations, revalidations, registrations, and patents of addition thereof, including supplementary protection certificates, PCTs, pediatric exclusivity periods, and any foreign equivalents to any of the foregoing.

Personal Data has the meaning defined in Section 12(b).

Phase means any of Phase 1a, Phase 1b, and Phase 2.

Phase 1 means collectively Phase 1a and Phase 1b.

Phase 1a means those activities under the Development Program to implement the Data Delivery Service; which activities are expressly identified in the Statement of Work as being part of “Phase 1a.”

Phase 1b means those activities under the Development Program to implement the Remote Update Service; which activities are expressly identified in the Statement of Work as being part of “Phase 1b.”

Phase 2 means those activities under the Development Program to implement AcQMap 3D System remote screen sharing functionality; which activities are expressly identified in the Statement of Work as being part of “Phase 2.”

Phase Exercise Notice has the meaning set forth in Section 2.1(b).

Phase Option Deadline has the meaning set forth in Section 2.1(b).

Process(ing)(es) means any action, process, or operation (e.g., collecting, copying, structuring, storing, modifying, accessing, formatting, aggregating, using, sharing, making available, transferring, or destroying) performed on any data.

Project Costs means the total of (i) the hours actually expended by Project Personnel of a Party in order to perform the Party’s responsibilities in accordance with the Statement of Work multiplied by the Project Rate in effect at the time such hours are incurred for the particular type of Project Personnel; and (ii) such other costs and expenses actually incurred by such Party in performing its responsibilities under the Development Program to the extent set forth in Section 6.1(c) of this Agreement. Notwithstanding the foregoing, if Project Costs, calculated in accordance with the foregoing, exceed the budget for the particular work, then the Project Costs for such work shall be deemed equal to the budget.

Project Personnel means employees and subcontractors of a Party assigned (full- or part-time) to conduct development or other work under the Development Program, including project leaders, scientists, engineering and manufacturing staff, quality control and assurance personnel, technicians or the like, but excluding non-technical, non-professional personnel such as secretarial or administrative staff, all of the foregoing solely to the extent designated as “Project Personnel” in the Statement of Work.

Qubic Connect Device means the device developed and distributed by Biotronik for the collaboration that includes a data transmitter hardware, integrated data storage, firmware and housing, including antenna(s), electronic circuits and boards, SIM card and module for at least 4G wireless connectivity, WiFi connection, ethernet connection, software and hardware implementing cybersecurity measures, and other technology that is incorporated or embodied in the device, all for purposes of transmitting and receiving data between other devices in the Qubic Connect System under the Ancillary Agreement.

Qubic Connect System means the IT infrastructure and communication system illustrated in Annex 8.1 that connects and includes the ACM Products (AcQMap 3D System, Qubic Force) and Acutus Q Data Platform, Acutus Q Remote Service Platform and the Bio Products (Qubic RF, Qiona irrigation pump, Qubic Stim) and Biotronik’s Qubic Connect Device, Biotronik’s Home Monitoring® Service Center, Biotronik’s Home Monitoring® System, Biotronik’s Screen Share Brokering Service via (and including) the Qubic Connect Device to provide the Data Delivery Service, Fleet Management Service, Remote Update Service and the Remote Screen Share Service, and that makes use of (and includes) functionality which gives physicians secure access to data via a protected website and as further illustrated by the diagram in Annex 8.1 to this Agreement that describes, at a high level, the Qubic Connect System and its elements. The Qubic Connect System shall also be deemed to include all ACM Products and Bio Products that are added to this communication system from time to time.

Q Data Platform (Manufacturer of Record: Acutus) means the platform developed by Acutus and illustrated in Annex 8.1 for importing data from the Qubic Connect System.

Qiona Irrigation Pump (Manufacturer of Record: Möller Medical GmbH) means device that supports the usage of irrigated catheters. Multiple flow rates are available, and the device automatically switches from low to high flow rates when HF energy is delivered. The corresponding flow rates will be transferred to the Qubic RF.

Q Remote Service Platform (Manufacturer of Record: Acutus) means the platform developed by Acutus and illustrated in Annex 8.1 that provides remote services, such as remote support during an electrophysiology procedure with the ACM Products, as part of the Qubic Connect System.

Qubic Force (Manufacturer of Record: Acutus) means the ACM Product diagnostic medical device to read and calculate force measurements in the catheter tip of AcQBlate and AlCath Force catheters.

Qubic RF (Manufacturer of Record: Biotronik) means such therapeutic medical device to deliver energy for RF ablation in the heart tissue by applying RF energy via the tip of an ablation catheter (such as AlCath or AcQBlate Force).

Screen Share Brokering Service (Manufacturer of Record: Biotronik) means the service developed and operated by Biotronik for the collaboration which enables the connection between AcQMap 3D Systems in the field and the Q Remote Service Platform. This service is necessary to share the screen content of the AcQMap 3D System in the field with Q Remote Service Platform.

Qubic Stim (Manufacturer of Record: Biotronik) means diagnostic medical device to deliver stimulation impulses to the electrodes of diagnostic catheters.

Regulatory Authority means any Governmental Authority responsible for granting Marketing Authorization Approval for a product the Territory.

Remote Screen Share Service means the technical solution, that enables the video and images generated by an AcQMap 3D System to be shared remotely with parties authorized by Acutus in writing.

Remote Update Service means the technical solution developed and operated by Biotronik for the collaboration that enables Acutus and its designees to remotely update the system software of AcQMap 3D Systems.

Shared Drive means a storage location established and maintained by Biotronik in a manner that enables Acutus at all times to access and download over the internet information and materials stored on such storage location.

Statement of Work or SOW means the document attached to this Agreement as Annex 2.4—Statement of Work, as such document may be updated by from time to time in accordance with this Agreement solely by mutual written agreement signed by both Parties.

Territory means the U.S.A. and the European Union.

Third Party means a party other than Acutus, Biotronik and the Affiliates of each.

Trademark means all trademarks, service marks, trade names, and logos, including trademark and service mark registrations and applications therefor throughout the world; and all goodwill associated with any of the foregoing.